Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT
BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE
REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.
REDACTED INFORMATION IS INDICATED BY [***].

Fulfillment Services Agreement

This Agreement is between Tivic Health Systems, Inc. (“Tivic Health”), a California corporation having an address at 25821 Industrial Blvd., Suite 100, Hayward, CA 94025, and ALOM Technologies Corporation, a California Corporation having an address at 48105 Warm Springs Blvd., Fremont, CA 94539, USA.

The term of this Agreement will commence on November 28, 2022 (the “Effective Date”) and continue for three (3) years, after which it will automatically renew for successive one (1) year periods until cancelled in writing by either party, at least 60 calendar days prior to the expiration of the then-current term. During the term of this Agreement, ALOM shall provide Fulfillment and related services requested by Tivic Health. The anticipated services and associated pricing are set forth in this document and Addendum A, attached.

Prices and specifications set forth in this Agreement are subject to change, as follows:

(a)
Quotes, price changes and specification changes may be issued and accepted by either party in writing via letter, document or e-mail. Signature is not required if explicitly accepted via e-mail by the authorized representative of each relevant party. Any quotes, price changes and specification changes issued and accepted in accordance with this Agreement are incorporated into this Agreement.
(b)
Prices are also subject to reasonable adjustments to the extent that there are changes in business volume, business type, materials, labor, freight rates, and other circumstances outside ALOM’s control. ALOM shall provide Tivic Health with [***] days advance written notice of any such changes. At a minimum, prices will be reviewed [***] and negotiated in good faith by the parties.

Summary of services to be provided:

ALOM will provide assembly, procurement, storage, returns, and fulfillment to end customers and to retailers, within the United States, on behalf of Tivic Health from our Fremont California location (subject to Section 4 of the Terms). Orders will be submitted and supported through an API connection or other mutually agreed upon processes between our teams.

ALOM will assign an Account Manager to be Tivic Health’s primary point of contact.

ALOM will provide a copy of our Receiving Policy to Tivic Health prior to any inventory being transferred or received. Adherence to the Receiving Policy reduces the time and cost in getting Tivic Health products into inventory. Upon receipt of Tivic Health products, ALOM will perform a visual inspection of the shipment to verify that it has received the correct quantity of products based on labeling and to confirm that there are no observable defects in the condition of the products received. For the purposes of this document, “observable defects” shall mean only those defects plainly and readily visible to the human eye and require no technical skills or background, and only pertaining to outer boxes or pallets. ALOM will immediately notify Tivic Health of any observable defects of the products it has received, and will use reasonable efforts to aid Tivic Health with respect to the return of, or other actions regarding, such products. For additional testing or inspection compliance, please see the Quality Management Services Agreement, dated as of the date hereof (the “QMS Agreement”), in regards to ISO 13485 compliance.

ALOM will be supporting activities for Tivic Health’s “ClearUP” product, which is a medical device – Class 2 FDA (no Rx), and potential future products owned or produced by Tivic Health. All requirements for the products will be communicated by Tivic Health to ALOM. A risk analysis and validation requirements will be required for all product changes.

Materials furnished to ALOM by Tivic Health shall not include or contain any hazardous or Restricted Substances (as defined in Section 8 of the below Terms and Conditions) without ALOM’s prior informed consent in writing.

ALOM’s storage of Tivic Health products will include the provision of one free annual physical inventory/inventory certification to Tivic Health or its CPA per calendar year. Additional physical inventories are available at extra cost. In addition to tracking the physical inventory, ALOM will perform industry standard cycle counting and reconciliation of inventory.

Inventory data will be available to view via COMPASSTM, our online client portal. Inventory is typically received and put away same day, but in no event more than two (2) business days after ALOM has received it and tracked in the COMPASSTM system is in real time.

ALOM will create assembly instructions based on the assembly information and instruction provided by Tivic Health, which it will provide to Tivic Health for its review and approval. Once approved in writing, ALOM will build a first article and present this to the Tivic Health for final approval (or other agreed means of approval). Assembly builds will be organized with your ALOM Account Manager.

After assembly, we will hold your assembled kits in inventory.

The QMS Agreement, Fulfillment Agreement and all Statements of Work describing the details of the services to be provided by ALOM in accordance with this Agreement will be entered into by the parties and will be incorporated into and become part of this Agreement.

Terms and Conditions

The following terms and conditions apply to all transactions between ALOM Technologies Corporation (“ALOM”) and Tivic Health Systems, Inc. (“Customer”).

1.
Agreement. These terms and conditions, together with the Fulfillment Agreement, QMS Agreement and all Statements of Work entered into by and between the parties, constitute the binding legal agreement (collectively, the “Agreement”) between ALOM and Customer governing services delivered pursuant to ALOM’s Quotation (collectively, the “Services”). Unless otherwise agreed upon by the parties in writing, ALOM hereby rejects any and all terms included in any purchase order or other transaction document that conflict with this Agreement; they shall have no force or effect as between the parties except as agreed upon by the parties in writing.
2.
Quotation. No quotation shall be binding on ALOM unless and until accepted by Customer. Unless otherwise agreed by the parties, Customer shall have the lesser of (i) [***] ([***]) days from the date Customer receives the quotation and (ii) the period of time specified in the applicable quotation to accept such quotation, during which period ALOM shall not have the right to withdraw or alter the quotation unless rejected by Customer in writing. Prices for the services to be provided by ALOM pursuant to the Agreement are set forth in Addendum A, subject to adjustment in accordance with the terms of the Agreement.
3.
Orders. Orders that are submitted by Customer and accepted by ALOM in writing cannot be canceled except upon payment of a cancellation fee equal to [***].
4.
Payment. Payment shall be due net [***] ([***]) days from the date Customer receives the invoice, unless otherwise agreed by ALOM in writing. Customer agrees to pay reasonable attorney’s fees and costs incurred by ALOM to collect any undisputed invoice not paid when due. Unless explicitly stated, all prices listed in ALOM’s quotes are expressed in US Dollars (USD) and do not include sales, use, excise, tariffs, duties or similar taxes. The amount of any tax applicable to Customer’s purchase of services shall be added to the invoice and paid by the Customer.
a.
Lesser Amount. If Customer pays less than the full invoice amount, (i) ALOM can accept that partial payment without prejudice to ALOM's right to recover the balance, and (ii) such partial payment will be applied to the earliest amount due.
b.
Failure to Pay. If Customer does not pay an invoice when due, [***].
5.
Delivery. Unless otherwise stated in writing, all quotes are EXW ALOM, 48105 Warm Springs Boulevard, Fremont, California 94539; 48021 Warm Springs Boulevard, Fremont, California 94539; 48374 Milmont Drive. Fremont, California 94538; 44560 Osgood Road, Fremont, California 94539 and/or 3910 Waldemere Ave., Indianapolis, Indiana 46241, or to another facility mutually agreed by the Parties. Customer shall reimburse ALOM for any freight charges, custom duties, and fees resulting from shipping according to Customer’s instructions. However, ALOM, at its expense, may move goods to another location on prior written notification to Customer.
6.
Shipping. Customer agrees to comply with all applicable export and import laws and regulations applicable to products, software, or associated technical data. Customer represents and warrants to ALOM that Customer holds all licenses and legally required permission to ship its goods as Customer shall direct. Customer agrees that Customer is responsible for and will pay on demand all duties, tariffs, imposts, customs or other taxes or governmental impositions on the delivery of its goods. Customer agrees that Customer will be responsible for and pay on reasonable demand, not exceeding [***] days, all carrier and freight charges incurred to ship Customer’s goods, whether or not billed to Customer. Customer hereby authorizes and appoints ALOM, acting through any of ALOM’s authorized employees, from this day forward until further notice (which shall include termination of this Agreement) to act as Customer’s forwarding agent for export control and customs purposes. ALOM warrants that it is fully licensed to act as Customer’s forwarding agent for export control and customs purposes. ALOM agrees, subject to the following sentence, that its services will not violate any laws or regulations applicable to ALOM’s representation of Customer. Customer understands, agrees, and warrants that ALOM shall be entitled to rely for all purposes on product and compliance information supplied to ALOM by or on behalf of Customer.
7.
Product Quality and Contents. Customer warrants that all goods provided by or on behalf of Customer to ALOM (i) are materially free from defects in material, workmanship, and design, (ii) substantially conform to the written specifications thereof (if any), and (iii) comply with all applicable laws and regulations. ALOM warrants to Customer that the assembly by ALOM in accordance with this Agreement will conform to the written specifications provided by Customer, including in the applicable Statement of Work and other written materials provided to ALOM by Customer from time to time (as agreed by the parties), for a period of [***] after assembly by ALOM. Where Customer has directed ALOM to procure certain components or materials from Customer’s specified vendors and to assemble or produce certain goods pursuant to Customer’s instructions or specifications, ALOM’s obligation shall be limited to performing such work substantially in accordance with the written instruction or specifications. For the avoidance of doubt, provided ALOM has performed the work in accordance with Customer’s written specifications, ALOM shall have no liability for any losses resulting from defects in material, workmanship, and design. ALOM makes no warranties or representations as to the products, goods, or services except as expressly provided herein. To the extent permitted by applicable law, all implied warranties, including but not limited to implied warranties of merchantability, fitness for a particular purpose, and non-infringement, are hereby excluded by ALOM. If either party believes it may be necessary to conduct a recall of any goods, the parties will promptly consult with each other as to how best to proceed and use commercially reasonable efforts in assisting one another to (a) determine if and the reason why recall is necessary, including root cause, (b) develop a plan to address the recall, including respective financial and logistical obligations based on the root cause analysis and apportionment of fault and responsibility for direct reasonable and foreseeable costs based on respective obligations hereunder, and (c) implement the plan.
8.
Restricted Substances. Customer shall not consign or cause to be produced any materials that contain Restricted Substances without first obtaining ALOM’s prior written consent. “Restricted Substances” include substances and materials (a) the use or transport of which are restricted under the Directive on Restriction of Hazardous Substances and Electrical and Electronic Equipment, (Directive 2011/65/EU) as amended, the Directive on Batteries and Accumulators (Directive 2006/66/EC) as amended, or other any other directives, laws, regulations, conventions or standards applicable to the goods or materials to be furnished to or by ALOM or (b) that require hazardous material permits or any other special permit, declaration or certification during storage, handling or transportation, including chemicals and substances on the California Proposition 65 List requiring warnings. Customer shall provide current and accurate Material Safety Data Sheets with any Restricted Substances delivered to ALOM.
9.
Delays; Force Majeure. ALOM shall not be liable for any delay in the performance of Orders or Services, or in the delivery or shipment of goods, or for any damages suffered by Customer by reason of such delay, to the extent that such delay is, directly or indirectly, caused by Customer or arises from fires, floods, accidents, acts of God, pandemic, governmental interference or requirements, labor difficulties or strikes, transportation delays, shortages of fuel, power, materials or supplies, or similar causes beyond the reasonable control of ALOM.
10.
Title and Risk of Loss. Customer shall retain title to goods that Customer delivers to ALOM on consignment. During the term of this Agreement, at ALOM’s request, Customer shall advise ALOM of the aggregate replacement value of all goods held by ALOM on behalf of Customer at any given time. ALOM shall retain title to all goods procured or produced by ALOM until payment is received from Customer. Risk of loss of all goods procured or produced by ALOM shall pass to Customer upon the goods leaving ALOM’s facility, or, if later, upon delivery by ALOM vehicle. ALOM shall use commercially reasonable care in protecting goods and materials from loss or damage while they are in ALOM’s custody and control. ALOM is not liable for loss or injury to Customer’s goods once such goods leave an ALOM facility by any carrier other than ALOM, and ALOM does not provide insurance coverage for goods shipped by a carrier other than ALOM.
11.
Consigned and Procured Materials. Materials furnished to ALOM by Customer shall be packed and delivered in accordance with ALOM’s instructions and specifications. Additional cost to ALOM due to delays or impaired production caused by Customer’s failure to comply with packing or shipping instructions or specification or by delays in delivery may be charged to Customer. Unless otherwise agreed in writing by ALOM, any goods or materials procured by ALOM on behalf of and at request of Customer will automatically be invoiced [***] ([***]) months after such procurement, whether used or not.

12.
Printed Matter. ALOM follows the industry standard of no underruns but up to 10% overruns on printed matters. ALOM reserves the right to invoice Customer for overruns. For printed matters procured by ALOM for Customer, Customer has the option of being present for a press check, as well as receiving blueline and color proofs. The checkpoints may increase cost and delay production, and Customer can decide to waive these checkpoints. ALOM is not responsible for errors if Customer has delegated proof procedures to ALOM, Customer has reviewed and approved (in writing) the content of the relevant proof, and the work is printed per Customer’s written approval. Press proofs will be charged to Customer at current rates and will not be provided as part of the quotation, unless specifically mentioned therein.
13.
Media. Customer hereby authorizes ALOM to replicate and process any media, including flash media, DVDs, CDs, Tapes or Disks, furnished to ALOM by or on behalf of Customer pursuant to a quotation or Order in connection with this Agreement. Customer shall not deliver to ALOM for replication or copying purposes the only original or copy of any information in any media form; Customer shall retain it its possession the original or a copy of any master disk or tape that it delivers to ALOM for replication. Any master disk or tape delivered to ALOM shall be clearly marked as such.
14.
Customer Indemnity. Customer agrees to defend, hold harmless, and indemnify ALOM and its directors, officers, agents, and employees from any and all claims, liability, and/or actions, and expense (including reasonable attorney’s fees) (collectively, “Damages”) to the extent resulting from any of the following: [***].
15.
ALOM Indemnity. ALOM agrees to defend or settle third party claims or causes of action against Customer and its directors, officers, agents, and employees and indemnify and pay Damages finally awarded or paid in settlement to the extent resulting from any of the following: [***].
16.
Confidential Information. During the term of this Agreement and for a period of three (3) years thereafter, each party agrees as a Recipient of the other party’s Confidential Information: (i) not to use the other party’s Confidential Information for any purpose except in furtherance of its obligations hereunder; (ii) that it shall disclose Confidential Information only to its employees, contractors, advisers and agents, or those of its affiliates, who need to know such information in order to carry out obligations hereunder, and certifies that such individuals have previously agreed, either as a condition to employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as restrictive as those of this section; and (iii) to treat all Confidential Information with the same degree of care as it accords its own confidential information of a similar nature, but in no case less than with a reasonable degree of care. Notwithstanding the foregoing, for any Confidential Information that constitutes a trade secret of a party, the obligations set forth in this section shall continue for as long as the same remains a trade secret of the Discloser. Each party, as Recipient, agrees to destroy or return all Confidential Information belonging to the other party promptly upon the Discloser’s request or upon termination of this Agreement; provided, however, a Recipient may retain a copy of any Confidential Information of the other party for record keeping purposes if required by law or regulation. A breach of these obligations may result in irreparable and continuing damage to the Discloser for which there may be no adequate remedy at law, and, in the event thereof, Discloser shall be entitled to seek injunctive or other equitable relief as may be appropriate. “Confidential Information” as used in this Agreement means any and all information, trade secrets and know-how of or data about each of the parties, their clients, or their operations and other matters of a confidential or proprietary nature, including, without limitation, a Product and its specifications, disclosed by a party (each a “Discloser”) to the other party (each a “Recipient”), that is conspicuously marked to identify its confidential or proprietary nature, is identified as confidential at the time of disclosure, or should reasonably be understood to be confidential given its nature or the circumstances surrounding its disclosure. Notwithstanding the above, Confidential Information shall not include information that (a) was generally known or available at the time it was disclosed to Recipient by Discloser or has subsequently become generally known or available through no fault of Recipient; (b) was rightfully in Recipient’s possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (c) is independently developed by Recipient without use of, or reference to, Discloser’s Confidential Information, as documented by competent records; or (d) was communicated by Discloser to an unaffiliated third party free of any obligation of confidentiality. Provided, however, notwithstanding the foregoing, it shall not be a violation of this Agreement for Recipient to disclose Confidential Information as and to the extent required by a valid order of a court or other governmental body, as otherwise required by applicable law (including, without limitation, federal securities rules and regulations), or as necessary to establish the rights of either party under this Agreement.
17.
Limitation of Liability.
a.
Neither party shall be liable to the other party hereunder for any Damages consisting of special, punitive, or consequential damages (including lost profits) arising from this Agreement no matter the cause, even if the party has been advised of the consequences of its failure. Each party’s maximum liability for damages caused by its failure to perform its obligations under this Agreement is limited to [***].
b.
The foregoing limitations shall not apply to claims based on Section 14 (Customer Indemnity), Section 15 (ALOM Indemnity), or breach of Section 16 (Confidentiality), or in the event of any damages caused by the gross negligence, willful misconduct or fraud of the party against whom the claim is made. For claims resulting from Sections 14 or 16, Damages will be equal to [***].
18.
Independent Contractor. Notwithstanding anything to the contrary provided in this Agreement, ALOM is an independent contractor for Customer, and the parties are not partners or joint venturers, and ALOM shall have the right to establish and follow its own internal procedures to comply with its obligations hereunder. Except for any special shipping or handling instructions, Customer's specifications (including components necessary for fulfillment of an Order and the supply of a Product) and general oversight and control over the results of the Services and Customer’s policies and protocols pertaining to the Services provided by Customer in a particular Purchase Order, all decisions pertaining to labor, maintenance of required governmental permits and compliance with all laws regarding ALOM’s facilities or the activities of ALOM in accordance with the terms of this Agreement shall be the sole responsibility of ALOM and not subject to any direction or rights of Customer.
19.
Insurance. ALOM shall maintain (or if applicable, require such third party to maintain) [***].
20.
Communications. During the term of this Agreement, ALOM grants Customer a limited, nontransferable, revocable license to (a) access and use ALOM’s customer portal (COMPASSTM) only in the manner authorized by ALOM and (b) access and use the ALOM network services offered within the customer portal, including the online reporting and change tools, subject to Customer’s compliance with the following and with such additional provisions as may be set forth from time to time on the customer portal.
a.
Customer shall appoint an administrator (“Administrator”) who shall (i) designate the individuals who shall be authorized to act as Customer’s agents (“Agents”); (ii) determine the appropriate levels of each Agent’s online access and authority to enter instructions, specifications and data, approve samples and prototype and agree to changes proposed or requested by ALOM and (iii) immediately notify ALOM if any Agent’s customer portal password or access to the customer portal is compromised.
b.
All Agents’ acts with respect to ALOM and written communications to ALOM, whether through the customer portal, e-mail, or other mode of communications, shall be binding upon Customer.
c.
By designating an Agent, Customer shall be deemed to have authorized ALOM to communicate with the Administrator or Agent directly through any means including the customer portal, telephone, facsimile, or e-mail, to provide proofs and samples to the Agent, and to provide the Agent with access to Customer’s Confidential Information in the ordinary course of business.
21.
Assignment. Assignment by either ALOM or Customer requires written consent, except that either party can assign to a subsidiary, affiliate, or successor in interest without the prior written consent of the other party.
22.
Termination. Either party reserves the right to terminate the Agreement (i) for cause upon sixty (60) calendar days’ written notice describing with particularity the conduct constituting such breach, if such breach is not cured to the reasonable satisfaction of the aggrieved party within such 60-day period; (ii) for failure to pay any invoices when due, if full payment is not made within twenty (20) calendar days after delivery of a written notice; or (iii) for convenience, upon sixty (60) calendar days’ written notice. In the event of a Termination by either party, all outstanding undisputed invoices must be paid for in full before all product is released. [***].
23.
Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.
24.
Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
25.
Law and Jurisdiction. The Agreement and all related documents shall be governed by and construed in accordance with the internal law of the State of California. Customer and ALOM agree to submit all disputes regarding the Agreement to, and waive objections to the jurisdiction of, the California or federal courts with jurisdiction in Alameda County, California.
26.
Order of Priority. In the event of a conflict in meaning between the Terms and Conditions in this Agreement with those of other written agreements between the parties, unless otherwise agreed in writing by the parties, the prevailing order of precedence is as follows: this Agreement and any associated Amendments, written and signed negotiated terms and conditions, a signed Statement of Work.
27.
Entire Agreement. This Agreement shall constitute the entire Agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions.
28.
Binding Effect. This Agreement shall be binding upon the successors and assigns of the parties.

Signatures

ALOM Technologies Corporation		Tivic Health Systems, Inc.
Date:	11/22/2022	Date:	11/25/2022
By:	/s/ Hannah Kain	By:	/s/ Veronica Cai
Name:	Hannah Kain	Name:	Veronica Cai
Title:	Chief Executive Officer	Title:	Chief Financial Officer

Addendum A

PRICING